SCOTTISH RE GROUP LTD
                             Moderator: Paul Goldean
                                 August 15, 2007
                                  8:30 a.m. EST

OPERATOR: Good morning, my name is Cheryl (ph) and I will be your conference operator today. At this time, I would like to welcome everyone to the Scottish Re Group Limited conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question-and-answer period. If you would like to pose a question during this time, please press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. It is now my pleasure to turn the floor over to your host, Mr. Paul Goldean, President and CEO. Sir, you may begin your conference.

PAUL GOLDEAN, PRESIDENT, CEO, SCOTTISH RE GROUP: Thank you, Operator. Good morning, everyone. Thank you for taking the time to join us this morning. And we look forward to presenting our results for the second quarter of 2007.

Before we begin today's presentation, let me remind all listeners that certain statements included in today's presentation are forward-looking statements within the meaning of the federal securities laws. And management cautions that forward-looking statements are not guarantees. Actual results could differ materially from those expressed or implied in the forward-looking statements, and we expressly incorporate the risk factors contained in our company's SEC filings.

There will be a recording of this call available at 11 a.m. this morning, running through August 29. Instructions on how to access the replay are included in your conference call invitation with today's earnings release. Also, a replay of the call can be accessed on our Web site at www.scottishre.com.

Joining me today on the call are Duncan Hayward (ph), our Chief Accounting Officer; George Zippel who will officially become our CEO tomorrow; and I've also asked Jeff Delle Fave (ph) our Head of Tax, to be available for the Q&A portion of the call.

Following our prepared remarks, we will open up the phone lines for a question-and-answer session.

Now before moving into the detail of the quarter, I would like to take a few minutes to cover and summarize six key items. First, I would like to recognize Duncan Hayward (ph) for his tireless dedication and energy, for stepping into the Chief Accounting role - Officer role for this quarter, while continuing to perform his duties as our international segment CFO. His diligence and financial rigor were essentially in getting our quarterly results finalized after the resignation of our previous CFO. We seriously hope that his family will forgive us for taking him away from home much of the last eight weeks.

Second, this quarter was one of the most significant in the history of Scottish Re, because we closed the $600 million investment by affiliates are Cerberus Capital Partners and MassMutual capital management. Not only did this investment provide the liquidity and capital required to stabilize the company and provide for future growth, but it also gave us the opportunity to bring in a very talented CEO and a new Board of Directors, both of which we believe will lead us to a stronger position in the global life reinsurance industry.

Tomorrow, the official change of command will occur, as George Zippel assumes the position of CEO of Scottish Re, and I move to the role of Chief Administrative Officer. George brings a wealth of insurance industry knowledge and leadership experience as an executive with GE and Genworth. He will share some remarks with you at the end of the prepared portion of this call, but I think I speak on behalf of all our employees and the Board, when I say that his first day tomorrow really signifies the end of the difficult last year, and the beginning of a very exciting chapter in Scottish Re's history.

Third, in addition to the significant operational cleanup we experienced in 2006 and early 2007, we have embarked on an operational initiative program designed to improve the financial discipline, risk management, governance and operating effectiveness of the company. The program includes 12 areas of operating enhancements that executive management is committing both human and financial towards completing. To highlight the operational initiatives include specific projects around strengthening our financial planning and analysis processes enhancing our enterprise risk management methodology, further developing our in force management review processes, and developing a robust employee development process. All of these projects are following a very rigorous project management methodology, using the fundamentals of Six Sigma. The program is being lead by our Chief Restructuring Officer, Dan Roth (ph) who joined us from the Cerberus operation team. And he brings a strong operating discipline, and risk mindset to the management of Scottish Re's operational initiatives program.

The fourth item I'd like to discuss is in respect to the quarter. We are reporting significant net income due to $154 million tax benefit. And we're also reporting a pre tax operating loss of $53 million. I am pleased to report that the pre tax operating loss was in line with our expectations. As we directed you in the first quarter, we expected to incur a pre tax operating loss for this quarter. Key highlights for the quarter include favorable mortality in our North America segment, an acceleration of restructuring and change of control expenses and our exit from the Middle Eastern market, which we deemed to be non core. Duncan will walk you through the specific details of the quarter, but I wanted to highlight the underlying operating performance and reassure that we are tracking well against our internal plan.

Fifth, our clients continue to indicate that they value Scottish Re as a partner in the global life reinsurance marketplace. We continue to experience, virtually no terminations of business, or treaty recapture in both our North America and international segments. While the circumstances of the past year have reduced our new business production levels, we continue to place meaningful - continue to place a meaningful level of new business.

For the North America segment, new business production was 5.8 billion for the quarter, and is 13 billion year-to-date. Perhaps more importantly, we have resumed winning new treaties following the close of the MassMutual capital Cerberus transaction. During this second quarter, we had several successful quotes, and several of our losses were related to price, rather than ratings. We are working with our clients in all markets to provide solutions and earn their business as we look to grow our organization going forward.

Finally, we added significant detail in our sub prime and Alt-A exposure in our 10-Q and we encourage you to review it. Duncan (ph) will provide additional commentary but I want to emphasize that we are continuing to conduct rigorous analysis with our third party investment managers to better understand our current and potential exposure. Ultimately, we believe we have sufficient capital resources and liquidity to withstand any losses and market value decreases associated with the current market conditions.

Now let me turn the call over to Duncan Hayward (ph) who will walk you through the financial results for the quarter. Duncan (ph).

DUNCAN HAYWARD (ph), CHIEF ACCOUNTING OFFICER: Thank you, Paul and good morning. Last night, Scottish Re reported net income available to ordinary shareholders for the three months ended June 30, 2007 of $99.5 million or earnings of 63 cents per diluted ordinary share, as compared to a net loss of available to ordinary shareholders of $123.9 million or a loss of $2.31 per diluted ordinary share for the prior period.

Net operating earnings or loss is a non cap financial measure, which is net income loss adjusted for the after tax impact of realized gains or losses and the change in the value of imbedded derivatives. The net operating earnings available to ordinary shareholders for the three months ended June 30, 2007 was $98.2 million or earnings of 62 cents per diluted ordinary share, as compared to net operating loss available to ordinary shareholders of $130.3 million or a loss of $2.43 per diluted ordinary share for the prior period.

Included in the net income available to ordinary shareholders, and net operating earnings for the three months ended June 30, 2007, is a significant one time tax benefit of $154 million. This benefit result is from the interaction between the release of a previously recorded valuation allowance, following the re domestication of our Orkney Re Inc securitization vehicle, and section 382 of the Internal Revenue Code restrictions on the future deduction of net operating losses incurred prior to the changing control.

I will return later to detail more in relation to the group's tax position.

Excluding the one time tax benefit, the reported pre tax operating loss was $52.9 million for the three months ended June 30, 2007, as compared to a pre tax operating loss of $28.5 million for the prior period. The most significant driver of this increase loss was the expenses incurred in the quarter, related to the change in control. As in the first quarter of 2007, we continue to report pre tax operating losses. This is due to the impact our underlying GAAP valuation models have on profit emergence over time in our North American traditional life reinsurance business.

Secondly, the impact our current ratings have on the level of new business and collateral financing costs. And thirdly, the costs of penetrating certain life reinsurance markets.

As of June 30, 2007, our fully diluted value per share was $7.83 which assumes the full conversion of the convertible, participating preferred shares held by mass - affiliates of MassMutual and Cerberus.

I would now like to take a moment to review the most significant factors impacting the second quarter. All amounts in the following discussion are on a pre tax basis. Net premiums earned of $446.3 million in the second quarter of 2007 were consistent with $444.9 million in the same period in 2006. This small increase is a result of a $22.7 million increase in earned premium in the life reinsurance North America segment, being offset by a $21.4 million decrease in the life reinsurance international segment.

In our North American segment, net premiums earned were higher by six percent in the second quarter of 2007, compared to the same period in 2006. This resulted from strong persistency on the organic block of business, higher experience refunds, and the absence of one of adjustments of $13 million in 2006 related to prior period premium accruals.

In the life reinsurance international segment, the decrease was primarily driven by two one off transactions. Firstly, we retroceded our Middle Eastern business to Arab Insurance Group, following our decision to exit this non core business. Secondly, we made a reduction of premium accruals on treaties in Ralof (ph).

Net investment income increased by nine percent to $160.9 million for the second quarter ended June 30, 2007 compared to 148 million in the same period in 2006. The increase is principally due to the level of our average invested assets in 2007 compared to 2006. There were two major impacts, being the net receipt of $556 million after expenses of the MassMutual Capital and Cerberus equity offering in May. In addition, the Ballantyne Re securitization closed in May 2006, which contributed $1.7 billion in proceeds.

As part of the second quarter impairment process, we marked down sub prime bonds with a book value of $13.5 million, realizing losses of $3.3 million. We have made additional disclosures in the 10-Q related to our exposures and will return later in the call to discuss our sub prime asset position.

Claims and other policy benefits increased by four percent to $388.2 million in the second quarter of 2007 from 372.1 million in the same period in 2006. Specifically net mortality results of the life reinsurance North America segment were consistent with expectations at 99 percent of plan, or approximately $4.5 million of favorable claims results.

Mortality results for the ING block of business were favorable at 97 percent of plan. This represents two consecutive favorable quarters of experience for that book. The favorable second quarter experience was partially offset by a slightly higher mortality on the ERC block of business. Year-to-date mortality results are 96 percent of plan for the ING business and 97 percent for combined traditional North American mortality business.

Interest credited decrease by 34 percent to $36.4 million for the second quarter of 2007, from 55.4 million for the same period in 2006. This decrease was due to the termination of four funding agreements in our life re insurance North America segment in the third quarter of 2006 due to our rating downgrades.

It is also due to the decline in count values on some North America annuity treaties due to higher surrender levels that began in mid 2006.

Acquisition costs and other insurance expenses decreased eight percent to $96.5 million in the second quarter of 2007, compared to $104.9 million in the same period in 2006. This movement is largely explained by a significant unfavorable adjustment due to dackon (ph) locking in the prior period.

Operating expenses increased 52 percent to $59.8 million for the second quarter of 2007, compared to the 39.4 million for the same period in 2006. This increase arose mainly in our corporate and other segment, and is due to $20.3 million of costs triggered by the changing control in May 2007. These include restructuring costs, such as changing control payments, severance payments, recruitment spend, the compensation expense for the stock options and restricted share rewards and other operational initiative expenses.

Collateral finance facilities expense increased to $75.3 million for the second quarter of 2007, compared to $47.2 million in the same period in 2006. The principle reasons are the Ballantyne Re transaction which closed later in the second quarter of 2006, and the step up in financial guarantee fees that we pay in our securitization vehicles arising from our rating downgrades.

In addition, we utilize the full sting ray financing ability from the third quarter of 2006, which remained out standing until June 2007.

Now I would like to return to our income tax position. For the three months and six months ended June 30, 2007, the company had an income tax benefit of $154.3 million and $140.9 million respective. This compares to an income tax expense of $89 million and $81.6 million respectively for the same periods in 2006. The tax benefit recorded in the second quarter is driven by the release of a valuation allowance that was recorded based on our previous assessment that we were unable to reach GAAP recognition thresholds for most of our differed tax assets.

The investment made by MassMutual Capital and Cerberus on May 7, 2007 qualifies as a change in ownership under section 382 of the Internal Revenue Code. Section 382 operates to limit the future deduction of net operating losses that were in existence as of the change in ownership. As a result of this limitation, the company has written off 130.9 million of net operating losses that the company will be mathematically unable to utilize prior to expiration.

In accordance with GAAP, we recognize differed tax assets, only to the extent that is more likely than not that the asset will be realized. At December 31, 2006, we had a valuation allowance of $304.9 million established against our deferred tax assets. Our valuation allowance decreased by approximately $27.3 million during the three months ended March 31, 2007, to $277.6 million, including the impact of a first quarter impact, the impact from adopting FIN 48
(ph) and other adjustments.

In the second quarter our valuation allowance decreased by approximately $203.6 million to $74 million. A majority of the valuation is attributable to the expected utilization of net operating loss carry forwards in the life group to offset significant current year taxable income generated from the re domestication of Orkney Re Inc, from South Carolina to Delaware, which occurred in May 2007.

The net operating loss carry forwards were previously written off via our valuation allowance, thus the utilization of these results in an offsetting valuation allowance release. At the end of the second quarter 2007, the majority of our deferred tax assets are no longer net operating losses as in previous periods, which was subject to restricted carry forward period. The remaining gross deferred tax asset is supported principally by the reversal of deferred tax liabilities and to a much lesser extent tax planning strategies for which management believes, that it is more likely or not that the deferred tax assets will be utilized in subsequent periods. Although there is a risk that we will need to establish additional valuation allowances in future quarters.

Due to the negative evidence that still exists at June 30, 2007 and our inability to rely on future taxable income tax projections, we have maintained a full valuation allowance, against our remaining net deferred tax asset in the U.S., U.K., Ireland and Singapore.

Now, I'd like to take a few moments to discuss our sub prime and Alt-A holdings. Our portfolio includes $2.1 billion of asset backed securities backed by sub prime mortgages, and an additional $1 billion of Alt-A residential mortgage backed securities. Our sub prime holdings, which account for 19 percent of our investment portfolio are compromised, primarily of highly rated traunches, from better named issuers and services. Seventy-percent rated double A minus or higher, and 98 percent are rated single A minus or higher. Our Alt-A holdings, which account for nine percent of our investment portfolio are also compromised, primarily of highly rated traunches from better named issuers, and services, with 87 percent rate double A minus or higher, and 98 percent rated single A minus or higher.

Since the end of 2004, we raised approximately $4.1 billion through the ING transaction, and four triple X collateral facilities. Our third party investment managers have invested these proceeds under our direction and in compliance with the investment guidelines from each transaction.

Three primary factors influenced our investment guidelines, and strategies over this period. First, the investment guidelines for the triple X collateral facilities require us to invest in assets that are of higher quality, than the assets typically held by insurance companies, particularly for floating rate portfolios, in which the proceeds are invested.

Secondly, our ALM strategy and the investment guidelines dictated that we buy floating rate bonds, to match these floating rate liabilities.

Third, during the periods in which we were initially investing in the new money, the spread over LIBOR for floating rate assets was much more attractive on our end BS, and ABS, than on comparably rated corporate bonds. We took comfort in the demonstrated skills of the managers running these portfolios. Because we were investing in high quality assets, we sought out bonds that maximized our returns while ensuring our compliance with the guidelines. As a result, we bought $1.8 billion of high quality sub prime ABS from the 2005, 2006 and 2007 vintages. Seventy-six percent of that exposure is double A minus or higher, and over 90 percent is single A minus or higher.

During the quarter, we incurred $3.3 million of realized losses and had $14.6 million of unrealized losses related to sub prime ABS. During the month of July, we estimated the unrealized loss of our sub prime securities increased by $97 million, or less than one percent of our investment portfolio. As sub prime lend performances deteriorated there has been heavy selling particularly by hedge funds, and other leveraged accounts hit with margin calls. Wall Street firms concerned with their own risk exposures have not wanted to buy bonds into their inventories. As a result, the market has become increasingly illiquid and unbalanced, with an absence of buyers, causing prices to be well below what we and our third party investment managers regard as their true fundamental value.

Over the course of the past several months, we had not experienced a significant number of downgrades on sub prime bonds in our investment portfolio. The majority of downgrades we have experienced occurred in early August. These actions related to only $35 million or about one third of one percent of our investment portfolio.

At June 30, we owned one billion of Alt-A RMBS delinquency and loss severity of loans backing our Alt-A RMBS has been much better than in the loans backing the sub prime ABS. Of our Alt-A RMBS, 23 percent were rated triple A, 87 percent were rated double A, minus or above, and 98 percent were rated single A minus or above.

During the quarter, we had a $50,000 write down of Alt-A bonds and had unrealized loss of $12.4 million on Alt-A bonds at June 30. During the month of July, estimate the unrealized loss in Alt-A increase minimally.

In our three securitizations we have 1.6 billion of sub prime and 685 million of Alt-A. These structures of bankruptcy remote and non recourse to Scottish Re. They were capitalized with our equity, then issued notes to outside investors to raise new money. While we believe that the vast majority of the securities in these facilities are money good, our potential maximum loss in these facilities is limited to our equity investment.

At the time we entered into a secured authorization structure, the facility is pre funded to provide the required collateral up to the projected level of excess triple X reserves. If the value of assets in the securitization portfolio declines, such as the assets are less than the excess reserves of the underlying block, our operating subsidiaries may need to secure reserve credit outside of the structure. If the severity of market value declines is significant enough, such a requirement could cause strain our liquidity position. Because we are several years away from approaching the peak, we do not believe that this scenario presents a significant risk at this time.

Speaking more generally about the protection inherent in these securities, the average loan to value of the underlying mortgage average is approximately 80 percent. In addition, the higher rated traunches are protected by the subordination of lower rated traunches, and excess interest earned over the remaining life of the deal. For example, a typical double A minus rated traunch has 14 percent subordination and a tripe A traunch 21 percent. With a double A traunch 15 percent of the poll would have to experience 100 percent loss severity before principle and interest is at risk.

As mentioned earlier, most of our bonds were in the better names, and therefore, we are comfortable with the level of protection from the subordination.

As Paul mentioned in his opening remarks, we have and continue to spend a significant amount of time with our investment team, and our outside investment managers to evaluate the nature of our exposure and the risks that we have with our investments. At this point in time, based on our exposure and everything we know about the market, we are comfortable with our position. However we, like other sub prime and Alt-A investors are closely monitoring developments.

That concludes my remarks regarding the significant factors impacting the quarter. Now looking ahead to the second half of the year, we do not anticipate additional one-time tax adjustments this year. We plan to report quarterly pre tax operating losses in each of the next two quarters. However, the losses in each of the next two quarters will be smaller than those reported in the first two quarters.

We expect our North America segment earnings to improve due to the profit emergency patents resulting from our GAAP valuation models. We have incurred to date $20.3 million, the majority of an expected 26.3 million of restructuring costs relating to the changing control. However, we do expect our North America mortality to return to our best estimate levels or 100 percent of plan.

Finally, our Board of Director approved a new stock option program in this quarter, which will require an additional immediate expense recognition of four to $6 million.

I would now like to hand over to George Zippel, our incoming group Chief Executive Officer, to wrap up our prepared remarks.

GEORGE ZIPPEL, CHIEF EXECUTIVE OFFICER: Thanks, Duncan (ph) and good morning, everyone. I am very pleased to be part of the Scottish Re team. My first few weeks in the company have been a valuable learning experience, and I look forward to beginning my tenure as Chief Executive Officer tomorrow.

I want to take the opportunity to thank Paul Goldean for his service and dedication in leading the Scottish team through the challenges of the past year. Paul is a strong and dedicated leader and will continue to be a key member of our management team.

In recent months our company has made nice progress towards improving our operating disciplines and maintaining our competitive market position. And while we're placed with that progress it's clear that a lot more remains to be done. One of the reasons I took this assignment was for the challenge. The Scottish Re hill, so to speak, is a steep one, but I like to lean into steep hills and challenging situations.

Another reason I joined Scottish is the presence of Cerberus and MassMutual, they bring credibility to the company with their capital, and with their industry expertise, and with their operating capabilities. To that end, the operational initiatives that Paul outlined earlier today extend broadly across our company, involve all of our leaders and dozens of our employees.

We'll use the project management rigors inherent in those initiatives to drive improvements. Some of those improvements will be effective immediately. Some will have an impact over time. And while it's early in my tenure with Scottish Re, I have a clear view of several important priorities. Number one, restore our company to profitability while maintaining acceptable returns. Number two, deliver consistent operating performance and eliminate surprises. Number three, improve our financial strength and credit ratings to the A category. And number four, our ultimate goal, create share owner value.

Now our measurements and our rewards are very well aligned with those goals. And I'm convinced that improving our operational foundation is integral to achieving those goals.

I am also energized about the opportunity to build a new management team. We all ready have some solid players on board and will be adding several new leaders from outside of Scottish, in particular a permanent Chief Financial Officer, and a new position Chief Risk Officer. Together, we'll build the processes and capabilities critical to making our company a consistent and reliable global life reinsurance leader. And now, I'd like to turn it back to Paul for the Q&A period.

PAUL GOLDEAN: Thank you, George. Before moving into the Q&A period, I'd like to close the prepared remarks by thanking all of our investors and employees who have helped us weather the storm of the last year. In addition, I would like to personally thank the previous Board of Directors who entrusted me with the task of getting Scottish Re out of the troubles we encountered last year. And finally, I would like to thank the new Board of Directors for their assistance and guidance, over the last few months as we transition from the old to the new Scottish Re.

Operator, we're prepared for the Q&A session.

OPERATOR: At this time, I would like to remind everyone, if you would like to pose a question, press star then the number one on your telephone keypad. Well pause for just a moment to compile the Q&A roster. Once again, a reminder, if you would like to pose a question, please press star, then the number one on your telephone keypad. Your first question is coming from Richard Sbaschning
(ph) of Oppenheimer.

RICHARD SBASCHNING (ph), OPPENHEIMER: Hi, good morning. And George, welcome aboard. My first question I had, is there any update in terms of what the timeframe might be in terms of regaining your A minus rating.

PAUL GOLDEAN: Well Richard, this is Paul Goldean. I mean we're at the whim of the rating agency, to a certain extent. But we've been in constant discussion with them as to the timelines for us to get our A rating back. You know, internally, we expect that. We would like that to happen some time next year, mid next year, but ultimately we have to prove to the rating agencies, a number of different things, I think that our investors would look for us as well.

One is the operational initiatives we need to execute on, and we need to avoid additional surprises, the kind of which we faced last year.

RICHARD SBASCHNING (ph): The other question I had in terms of strategy, you know, I understand you're going to make these operational improvements, and certainly that's nice. But I mean is there anything specifically that's going to be done in terms of regaining credibility with clients, and, you know, perhaps on the product development actuarial front to help build kind of relationships there?

PAUL GOLDEAN: I guess Richard, the comments earlier in the prepared remarks about new business coming on our books in the second quarter it's very, very positive news. We wrote no new business last year, prior to the investment by MassMutual and Cerberus. So we are making significant inroads with our clients, and we're doing that by offering a number of services to which we believe we have expertise in, one of those being our mortality research capabilities.

And so I think the proof, right now, is in the pudding, in the fact that we are engaged with our clients and we are winning new treaties in our North American group. And in our international segment, we are doing the same type value added approach to our clients, and starting to gain traction in several markets under our international segment.

GEORGE ZIPPEL: And Richard, this is George, part of my 100 day plan - the first 100 day plan as the incoming CEO is to spend a lot of time with the North America business team and the international business team and get a deeper understanding of our current capabilities, and our current strategies and work with them to sharpen our focus on coming up with, to your point, not only the operational fundamentals that we need but also growth strategies that will increase our present in those markets, and serve our customers.

The couple of things that I feel very good about is that we have very good relationships with our clients, which is important in this industry and despite some of the issues that we suffered in the past year, we have a pretty good track record of being a good reinsurance partner for them. So as we - we time goes on and we enhance our capabilities and eliminate surprises, I am confident that we can continue to add good value added services to our direct company partners and grow with them, and grow profitably with them. But I'd ask you to give me a little bit of tie to sharpen those strategies.

RICHARD SBASCHNING (ph): Sure. You know, in terms of the - I guess this question is maybe for Jeffery, in terms of the tax benefit, I'm just curious, why couldn't you have re-domesticated states last year and perhaps, you know, delayed or maybe even prevented the rating downgrades last year, you know, second quarter of this time last year, that caused all of the problems that the company had?

PAUL GOLDEAN: Richard, before I turn this over to Jeff (ph), let me just put something in context for you. We started to look at the redomestication of Orkney Re from South Carolina to Delaware, in late 2005, early 2006, for the primary purpose of having all of our U.S. regulated companies under one regulator. There was nothing against South Carolina, but it's significantly easier for us as a company to manage one primary regulator. And so that - the timing of the movement of Orkney One has nothing to do with the tax write-offs that occurred last year.

So if we need to clarify that a little bit more, it will, but there's the timing that came out that we were able to re domesticate and the beginning of May of 2007 this year, but we started that process in early 2006, before any of these items ever occurred in the second quarter of 2006. And Jeff (ph) would you like to respond to the rest of Richard's question?

JEFF DELLE FAVE (ph): Yes, I mean I think Paul, you did hit the nub of it. I mean the driver here was sort of the business motivation first, and, you know, the result of the re domestication once we reflected it in our provision process generated for the benefit of this period. But again, I think you need to sort of view them separately. And obviously beneficial in hindsight but we're looking at it first from a business perspective, and then second from what impact it would have in terms of the benefit we would derive going forward.

RICHARD SBASCHNING: That's helpful. And jut the last question. In terms of the triple X financing, I understand for the '05 and '06 new business strain, I understand you had a Citigroup facility and I guess that's now changed. And also, I understand, kind of related to that, I also understood that there was going to be, perhaps, another securitization of the '05 - '06 business strain that's coming out recently. I'm just wondering how you are handling that.

PAUL GOLDEAN: Let me just go clarify. There is only one facility we're working on. It is a transaction that we announced before with Citibank and Caleon (ph). And we expect that transaction to close within the next few weeks, probably by the end of the month.

Now that facility is - will take care of our entire triple X strain for all of the business we wrote in 2005 and 2006. So just be clear, there's only one transaction out there. I wanted to make sure, it sounded like you thought there were two. And like I said...

RICHARD SBASCHNING: Excuse me, I thought the Citi facility was going to be kind of covering it for short term, and then there was going to be a longer term solution that might be coming through the pipeline.

PAUL GOLDEAN: No. It covers the full hump of the triple X reserve strain. So if we want to refinance it later, it's up to us, but this covers the full strain.

RICHARD SBASCHNING:  Great, thanks a lot.

OPERATOR: Thank you. Your next question is coming from Chris Cook (ph) of Zazod
(ph).

CHRIS COOK (ph), ZAZOD (ph): Thanks for taking my question. I was just curious what - your book value right now, is, I think, you said $7 and change, $7.83 to be exact. What sort of long term returns do you see off of that book value going out three to five years?

DUNCAN HAYWARD (ph): I think at this stage, we are in the process of obviously relooking at our strategy and the plans that we have for those future years have not yet been defined. So at this stage, I don't think I have returned fruit of that period available for you.

PAUL GOLDEAN: Yes, and Chris (ph), just directionally, as long as we stay at a lower ratings level, we will not be able to write significant amounts of new business. I mean that's - so when George talked about his goal of getting us back to the A rating, getting us back to the A rating allows us to enter into a lot of different clients at a much higher level. So giving you right now, a projection of what our book value is going to be five years from now is difficult at best.

CHRIS COOK (ph):  Yes, I was just talking about the returns on that book value.

PAUL GOLDEAN:  Still, same issue.

CHRIS COOK (ph): Even though you have, obviously, large books of business that have very long duration on the books now? I would just - I guess, how do you guys manage your business, then, if you are not trying to understand what your returns on capital are going to be?

DUNCAN HAYWARD (ph): When we price our business, obviously, we target our return on capital on that price of business. And that varies by product and area but is largely in the range of 12 to 15 percent.

CHRIS COOK (ph):  Got you.  OK.  Thanks.

OPERATOR: Thank you. Your next question is coming from Evan Dredger (ph) of Delaware Investments.

EVAN DREDGER (ph), DELAWARE INVESTMENTS: Hi. I was hoping within your high grade securities breakout you could provide some more color on what's contained in the other structured securities which is the material increase in the first quarter from the year end and still is a fairly sizeable portion of your high grade portfolio.

DUNCAN HAYWARD (ph): Can we just have a look at that, search it for a moment, and come back.

EVAN DREDGER (ph):  It's on page of 34 on the Q, the 2.4 billion.

DUNCAN HAYWARD (ph): Could we move to the next question, and maybe come back to that, so we can get the information.

EVAN DREDGER (ph):  Sure.

OPERATOR:  The next question is coming from Ron Bobman (ph) of Capital Returns.

RON BOBMAN (ph), CAPITAL RETURNS: Hi, good morning. I had trouble tracking - keeping up with you on the sub prime numbers. Could you give me the sub prime dollar number rated and A and below in the portfolio?

DUNCAN HAYWARD (ph): OK. Let get go back to my presentation. It's approximately 340 million.

RON BOBMAN (ph):  And that's A and below - I'm sorry, that's single A and below?

DUNCAN HAYWARD (ph):  Correct.

RON BOBMAN (ph):  OK.  And then what's that surplus.

DUNCAN HAYWARD (ph):  Can you repeat that again?

PAUL GOLDEAN:  (INAUDIBLE) surplus?

RON BOBMAN (ph):  Statutory surplus.

DUNCAN HAYWARD (ph):  For our companies?

RON BOBMAN (ph):  Correct.

DUNCAN HAYWARD (ph): You could refer to the 10-K report from last year. That's the latest information that we published on stat services for our key legal entities.

RON BOBMAN (ph): Don't you file quarterly with the state departments, and with the...

PAUL GOLDEAN: Yes, we do file quarterly. We are in the process of finalizing our 2006 stat return. But I mean we'll have to go refer - we'll pull out the information on what the stat surplus is and we can get to it by the end of the call, we'll answer your question.

RON BOBMAN (ph):  OK.  Thanks a lot.

PAUL GOLDEAN:  Sure.

OPERATOR: Thank you. And once again, as a reminder, if you would like to pose a question, please press star then the number one on your telephone keypad. Again, that is star one to pose a question.

PAUL GOLDEAN:  Operator, are there any more questions?

OPERATOR:  Next question is coming from Alex Black (ph) of York Capital.

ALEX BLACK (ph), YORK CAPITAL: Yes, maybe this is kind of a devil's advocate kind of thing. But if you had to mark to market your sub prime, and Alt-A portfolios at the moment, what would you be looking at?

DUNCAN HAYWARD (ph): Well I think that's effectively as disclosed in my presentation. We estimate that we've had a further 97 million increase in the unrealized loss up to the end of July 2007.

ALEX BLACK (ph): OK. And I mean in the last couple of weeks is there any further color on that?

DUNCAN HAYWARD (ph): I'm afraid I don't have any pricing beyond those two weeks. Our reference point was July when we run our normal fees for market value purposes.

ALEX BLACK (ph):  OK.  Thanks.

OPERATOR: Thank you. Your next question is coming from Richard Sbaschning of Oppenheimer.

RICHARD SBASCHNING: Just a quick numbers question, I saw there was an extra $2 million HSB fee, and I'm just wondering what's that from? And if you expect it to go away?

PAUL GOLDEAN: That fee was for the restructuring of other transactions as part of our Citi Callahan (ph) deal. So we had to pay them a $2 million fee to agree to allow us to collapse their facility and to a coupe of other things that we need to have accomplished. So it's a one time fee.

RICHARD SBASCHNING:  OK, got it.  Thanks.

OPERATOR: Thank you. And again, that is star one to pose a question. The next question is coming from Dale Benson (ph) of Wells Capital Management.

DALE BENSON (ph), WELLS CAPITAL MANAGEMENT: Yes, this gets to the operating income line over the next two quarters. You've indicated that you are going to be most likely losing some money but a reduced rate. Does that include estimated losses on the investment portfolio or is that going to be completely separate?

DUNCAN HAYWARD (ph): That would not include an estimate for write (ph) or sort diminution with respect to the investments in the following quarter's note.

DALE BENSON (ph):  And there's limited further restructuring...

DUNCAN HAYWARD (ph): Sorry - could I just add one thing, at the operating earnings level, we exclude realized losses.

DALE BENSON (ph): And then your further operating restructuring efforts, I think you said you had about six - only about six million left.

DUNCAN HAYWARD (ph): Yes, we have approximately six million to go before the end of the year. And we fully expect that our estimate for the full year will hold true.

DALE BENSON (ph): OK. I think everything else that I was interested in is answered. Thank you.

OPERATOR: Thank you. There appear to be no more questions at this time. I'll turn the floor back to your host, Mr. Paul Goldean for any closing remarks.

PAUL GOLDEAN: We have one follow up response and I forget who the gentlemen was who asked this. Duncan (ph), do you want to follow up on the asset.

DUNCAN HAYWARD (ph): I think the question raised was in relation to page 34 of the Q. I think the question was around what is other structured securities? Essentially that is our sub prime or most of our sub prime sits in that line in the queue, and that's why it was - why the question was asked, I believe, to confirm a sub prime was in it.

PAUL GOLDEAN: So we hope we answered that question correctly, and we've gotten to the - answered all of the questions that we have. I'd just like to closing remarks, thank you very much for participating with us in our conference call. And we look forward to the next quarter call, and, you know, thank you very much.

OPERATOR: Thank you. This concludes today's Scottish Re Group Limited conference call. You may now disconnect.

END